UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

November 4, 2005

Date of report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 4, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of The Boeing Company (“Boeing” or the “Company”) approved changes to the Company’s executive compensation program that generally will be implemented starting in 2006. These changes, which are described briefly in this report, are being made to increase our executives’ focus on leadership, performance and business results. At the same time, these changes are designed to help ensure that the program continues to be competitive in the market and continues to align executives’ interests with those of our shareholders, while reducing some of the program’s complexity.

Annual Incentive Award Program

The Committee has adopted a change to the Company’s annual incentive award program to provide that beginning with the 2006 performance year (for awards payable in 2007), any awards that may be earned for the performance year will be paid entirely in cash, instead of the current mix of cash and Boeing Stock Units.

Long-Term Incentive Awards Program

The Committee has adopted changes to the Company’s long-term incentive awards program for 2006. The program will consist of a combination of awards – performance awards and stock options – that will replace the current performance share program and career share program. The Committee has the discretion to determine the grant mix of performance awards and stock options on an annual basis. Performance awards will be based on economic profit over three-year rolling performance periods with a payout opportunity of up to 200% of the target award with the intent to pay awards in stock. Specific target award opportunities will be determined by the Committee. The stock options will vest over three years (one-third each year) and have a ten-year term. Stock option grant guidelines will be determined by the Committee.

Deferred Compensation Plan for Employees of The Boeing Company

The Committee has adopted the following amendments to the Deferred Compensation Plan for Employees of the Company (the “DCP”), effective as of January 1, 2006 (or as of the earlier or later dates specified in the amendments).

1.	The 2005 annual enrollment deadline will be extended from December 1, 2005 to December 15, 2005.

2.	The Company will no longer provide 25 percent matching contributions on participant deferrals into stock with respect to amounts deferred on or after January 1, 2006 (including amounts for which deferral elections are made prior to January 1, 2006), except that in the case of deferrals that were the subject of an election to defer prior to January 1, 2005, the Company will continue to match such deferrals of Boeing Stock Units and Performance Share awards that are not yet vested (upon vesting) and such deferrals of 2005 annual incentive awards to be paid in 2006.

3.	Investment fund alternatives similar to those offered under The Boeing Company Voluntary Investment Plan will be added to the DCP in addition to the current stock and interest accounts effective in May 2006, providing participants the ability to diversify most of their deferrals.

4.	The special election that allows participants a one-time opportunity to move deferred balances from one account to the other after termination will be eliminated effective January 1, 2006.

5.	Effective for participants terminating employment on or after January 1, 2006, a participant may make a separate election as to the timing and form of distribution of (a) the participant’s Company matching contributions and (b) the balance of the participant’s DCP accounts, and all matching contributions paid from such participants’ accounts will be paid in stock.

6. a.	All long-term incentive compensation award deferrals for awards granted after January 1, 2006 will be automatically deferred into the stock account and paid in stock, with no ability to diversify.

b.	With respect to deferred Performance Share awards that were deferred into a stock account and are unvested as of December 31, 2005, which include awards granted from 2001 through 2005, participants may make a one-time election, on or before December 15, 2005, as follows:

i.	Maintain the deferral into the stock account, with payments made upon distribution in stock. Participants electing this option will continue to be eligible for a 25 percent Company matching contribution if the Performance Shares vest;

ii.	Cancel outstanding deferral elections, in which case all such unvested Performance Share awards will be paid to the participant in stock upon vesting in accordance with their terms, except that no matching contribution will be made with respect to cancelled elections; or

iii.	Change the method of crediting earnings from the stock account to an interest account (which amounts may be further diversified beginning in May 2006), except that no matching contribution will be made with respect to any amounts not retained in the stock account.

Participants may make a separate election with respect to each previous annual Performance Share deferral election. A participant who does not make an affirmative election will be deemed to have elected option (b)(i) above.

c.	With respect to deferred Performance Shares that were deferred into an interest account and are unvested as of December 31, 2005, participants may make a one-time election, on or before December 15, 2005, as follows:

i.	Maintain the deferral into the interest account (which amounts may be further diversified beginning in May 2006); or

ii.	Cancel outstanding deferral elections, in which case all such unvested Performance Share awards shall be paid to the participant in stock upon vesting in accordance with their terms.

Participants may make a separate election with respect to each previous annual Performance Share deferral election. A participant who does not make an affirmative election will be deemed to have elected option (c)(i) above.

The foregoing summary of the amendments is qualified in its entirety by reference to the text of the amendments to the DCP, a copy of which is filed as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Amendments to the Deferred Compensation Plan for Employees of The Boeing Company, as adopted on November 4, 2005 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/s/ James C. Johnson
James C. Johnson
Vice President, Corporate Secretary and Assistant General Counsel

Dated: November 10, 2005

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Amendments to the Deferred Compensation Plan for Employees of The Boeing Company, as adopted on November 4, 2005 (filed herewith).